UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 2)

CURRENT REPORT

PURSUANT TO SECTION 13 of 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 27, 2015

W2007 Grace Acquisition I, Inc.

(Exact Name of Registrant as Specified in Charter)

Tennessee	001-12073	26-1187149
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

6011 Connection Drive

Irving, TX 75039

(Address, including zip code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (972) 368-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Current Report on Form 8-K/A (Amendment No. 2) is being filed to reflect a change in the accounting treatment included in the Current Report on Form 8-K/A filed by W2007 Grace Acquisition I, Inc. (the Company) on May 1, 2015 (Amendment No. 1) which treated the transfer by subsidiaries of the Company of 20 wholly owned hotels (the Company Hotel Transfer) and the transfer by subsidiaries of WNT Holdings, LLC (WNT) of 96 hotels (the WNT Hotel Transfer, and, together with the Company Hotel Transfer, the Portfolio Transfer) as a sale in the pro forma financial information. Due to the Company’s continuing involvement in the hotels through its preferred equity interests, the Company cannot recognize the transaction as a sale under the current accounting guidance. Therefore, the Company has recorded the following amounts in the Investment in ARC Hotels: the net book value of the hotels ($240.8 million) less cash received from the transaction ($247.0 million). Even though this accounting treatment does not recognize the preferred equity interests in the accompanying pro forma financial information, the Company is legally entitled to all of its rights under the preferred equity interests including payment of the initial capital balance of $99.8 million and the return thereon. There has been no change in the terms of the Portfolio Transfer.

The Company will record all payments received under the preferred equity interests as a reduction of the Investment in ARC Hotels if and when received. The unrecognized gain on the transaction and the return received on the preferred equity interests will be recognized as income if and when the preferred equity interests have been paid in full and the Company’s continuing involvement in the hotels ceases.

Item 9.01.	Financial Statements and Exhibits

(b)(1) Pro Forma Financial Information:

The unaudited pro forma financial information is filed as Exhibit 99.1 to this Form 8-K/A and is incorporated herein by reference.

(d) Exhibits.

Exhibit No.	Description

Exhibit 99.1	Revised unaudited pro forma condensed consolidated financial information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W2007 Grace Acquisition I, Inc.

Date: June 30, 2015	By:	/s/ Gregory M. Fay
	Name:	Gregory M. Fay
	Title:	Chief Financial Officer, Vice President and Secretary